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NEW YORK--(BUSINESS WIRE)--Feb. 26, 1997-- 3Com Corp and U.S. Robotics
Corporation (Nasdaq:USRX) today announced a definitive agreement to enter into the largest merger in the history of the data networking industry. Upon closing, the company will retain the 3Com name.

The merger will create a networking leader with more than $5 billion in annual revenues, more than 12,000 employees in some 130 countries, leading positions in each of its core markets and an installed base of more customer connections to corporate intranets and the Internet than any other company. The combination of 3Com and U.S. Robotics will enable one company to provide customers worldwide with comprehensive end-to-end LAN/WAN networking solutions, from network interface cards and high speed modems, through local area network workgroup and enterprise switching solutions, to remote access and wide area networking solutions.

Under the terms of the agreement, each share of U.S. Robotics's stock will be exchanged for 1.75 shares of 3Com stock. The transaction will be accounted for as a pooling of interests, and is expected to be neutral to slightly accretive to 3Com earnings in fiscal 1998. Based on the closing price of 3Com stock on Tuesday, February 25, the deal is valued at $6.6 billion. Subject to several conditions, including regulatory approvals and approval of both companies' shareholders, the transaction is expected to close this summer. There will be a one-time charge against earnings during the quarter in which the deal closes. Eric Benhamou, 3Com's chairman and chief executive officer will remain chairman and chief executive officer, of the combined company. Following the close of the transaction, Casey Cowell will join 3Com's Board of Directors as vice chairman.

"The combination of 3Com and U.S. Robotics dramatically alters the networking landscape with the industry's broadest set of innovative, feature-rich network access solutions," said Benhamou. "Together, with an installed base of over 100 million network connections, we can offer network users the fastest access to their local and wide area networks. The leadership and momentum we have will continue to define the next dimension of networking. This combination will be good for customers, good for shareholders, and good for our employees."

"3Com and U.S. Robotics share a common vision," said Casey Cowell, chairman and chief executive officer of U.S. Robotics. "By providing faster, more intelligent, and easier-to-use products for connecting the broadest array of users to local and wide area networks, we can accelerate the deployment of networking worldwide. The combination of 3Com and U.S. Robotics's technology, products, brands, and global distribution will allow us to bring the power of networking to the widest possible range of customers, including large enterprises, small businesses, telephone carriers, network and Internet service providers, and consumers."

The combined company will be an indisputable industry leader in each of its network access businesses. This combination of the distinct but complementary strengths and products of the

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two companies will result in a leading market position in remote access products, workgroup hubs and switches, and modems and intelligent network interface cards for both the desktop and mobile users. The breadth of leadership is further extended to the core of the network with a complete line of high-function LAN systems including a leading market position in LAN and ATM switches.

Additionally, there are near-term benefits the merged company expects to obtain from the consolidation and sharpened focus of both companies' resources particularly in the remote access and LAN/ATM switching businesses. 3Com anticipates broader geographic coverage for the company's expanding product portfolio, including U.S. Robotics new X2 technology for high-speed modems and WAN access. It can leverage U.S. Robotics well-established retail channels of distribution as well as maximize U.S. Robotics significant presence in the carrier and Internet Service Provider markets. Also, 3Com can capitalize on its growing direct sales force and strong distribution channel for the full range of the combined companies' networking systems and access products. Finally, both 3Com and U.S. Robotics are world-class manufacturers, and 3Com expects cost-savings can be achieved from economies of scale throughout the company, particularly in manufacturing, purchasing and facilities.

Additionally, John McCartney, U.S. Robotics' President and Chief Operating Officer, will join Eric Benhamou's executive staff. McCartney's key management team will join 3Com's senior management as members of the company's Operating Committee. Chris Paisley will continue as 3Com's senior vice president and chief financial officer.

This news release, other than the historical financial information, may consist of forward-looking statements that involve risks and uncertainties, including, but not limited to, quarterly fluctuations in results, the timely availability of new products, the impact of competitive products and pricing, and the other risks and uncertainties detailed from time to time in both company's SEC reports, including the report on Form 10-Q for the quarter ended November 30, 1996 for 3Com and for the quarter ended December 29, 1996 for U.S. Robotics. Actual results may vary materially.

U.S. Robotics is one of the world's leading suppliers of products and systems that provide access to information. The Company designs, manufactures, markets and supports remote access servers, enterprise communication systems, desktop/mobile client products and modems and telephony products that connect computers and other equipment over analog, digital and switched cellular networks, enabling users to gain access to, manage and share data, fax and voice information. Its customers include Internet service providers, regional Bell operating companies, inter-exchange carriers and a wide range of other large and small businesses, institutions and individuals.

3Com Corporation has helped more than 45 million people gain access to critical information through high speed networks. Designed to serve large enterprises, service providers, small

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offices and homes, 3Com products provide a scalable architecture to meet the immediate and long term connectivity needs of today's user. With research and development on three continents, 3Com is one of the data networking industry's largest and fastest growing companies. The company's innovative marketing, engineering, sales and support simplify communication, optimize network reliability and protect customer investments. For further information, visit 3Com World Wide Web site at http://www.3Com.com or call 1-800-NET-3Com.

Note to Editors: 3Com is a registered trademark of 3Com Corporation. U.S. Robotics is a registered trademark of U.S. Robotics Corporation.

     CONTACT: 3Com Investor Relations
      Bill Slakey, 408/326-1286
      Bill_Slakey@3mail.3Com.com
           or
      3Com Public Relations
      Bob Ingols, 408/764-8002
      Bob_Ingols@3Mail.3Com.com
           or
      U.S. Robotics Media Relations
      Kathleen Behoff, 847-982-5161 or 847-982-5399
      Kbhoff@USR.com